Exhibit 4.1

THIRD AMENDMENT TO SENIOR SECURED CONVERTIBLE PROMISSORY NOTE DUE MARCH 8, 2027

This Third Amendment (this “Amendment”), dated as of December 23, 2025, to that certain Senior Secured Convertible Promissory Note Due March 8, 2027 issued to the holder set forth on the signature page hereto (the “Holder”) on March 8, 2024 (the “Note”), is entered into by and among Dyadic International, Inc. (the “Company”) and the Holder. Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Note.

WHEREAS, any provision of the Note and any other Notes issued pursuant to the Purchase Agreement may be amended by a written instrument executed by the Company and Holders holding a majority of the then outstanding principal under all Notes issued pursuant to the Purchase Agreement, which amendment shall be binding on all successors and assigns.

NOW, THEREFORE, in consideration of the covenants and mutual promises contained herein and other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged and intending to be legally bound hereby, the parties agree as follows:

1. The Maturity Date of the Note shall be extended from March 8, 2027 to December 31, 2027.

2. Section 4(b) of the Note shall be deleted in its entirety and replaced with:

“Conversion Price. The conversion price in effect on any Conversion Date shall be equal to $1.05, subject to adjustment as set forth herein (the “Conversion Price”). All such foregoing determinations will be appropriately adjusted for any stock dividend, stock split, stock combination, reclassification or similar transaction that proportionately decreases or increases the Common Stock during such measuring period.”

3. Section 7(a) of the Note shall be deleted in its entirety.

4. Except as modified herein, the terms of the Note shall remain in full force and effect.

5. This Amendment may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and shall be binding upon all parties, their successors and assigns, and all of which taken together shall constitute one and the same Amendment. A signature delivered by facsimile shall constitute an original.

6. This Amendment shall be governed pursuant to New York law.

[Remainder of page intentionally blank; signature page to follow.]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date set forth above.

Dyadic International, Inc.

By:
Name:
Title:

HOLDER:

By:
Name:

Current Principal Amount of Note: $_______________